Exhibit 10.1

FIRST AMENDMENT TO THE

BANK OF THE JAMES

SALARY CONTINUATION AGREEMENT

THIS AMENDMENT (the “Amendment”) is adopted October 1st, 2016, by and between Bank of the James (the “Bank”), and Robert R. Chapman III (the “Executive”).

The Bank and the Executive executed a Salary Continuation Agreement August 6, 2009 (the “Agreement”) which provides deferred compensation benefits to the Executive under certain circumstances. The Bank and the Executive now wish to amend the Agreement to increase the benefits provided pursuant to the Agreement. The parties agree and acknowledge that this Amendment (i) shall be interpreted in accordance with Internal Revenue Code Section 409A and (ii) increases the amount of benefits provided under the Agreement, but does not change the payment schedule thereunder.

NOW, THEREFORE, the Bank and the Executive adopt the following amendments to the Agreement:

Section 2.1.1 of the Agreement shall be deleted in its entirety and replaced with the following.

2.1.1 Amount of Benefit. The lump sum benefit under this Section 2.1 is Two Million Three Hundred Fifteen Thousand One Hundred Seventy-Seven Dollars ($2,315,177).

Section 2.2.1 of the Agreement shall be deleted in its entirety and replaced with the following.

2.2.1 Amount of Benefit. The lump sum benefit under this Section 2.2 is the Early Termination benefit set forth on Schedule A for the end of the Plan Year immediately before Separation from Service.

Section 2.3.1 of the Agreement shall be deleted in its entirety and replaced with the following.

2.3.1 Amount of Benefit. The lump sum benefit under this Section 2.3 is the Disability benefit set forth on Schedule A for the end of the Plan Year immediately before Disability.

Section 2.4.1 of the Agreement shall be deleted in its entirety and replaced with the following.

2.4.1 Amount of Benefit. The lump sum benefit under this Section 2.4 is the Change in Control benefit set forth on Schedule A for the end of the Plan Year immediately before Separation from Service.

Section 3.1.1 of the Agreement shall be deleted in its entirety and replaced with the following.

3.1.1 Amount of Benefit. The lump sum benefit under this Section 3.1 is the Death benefit set forth on Schedule A for the end of the Plan Year immediately before the Executive’s death.

Section 8.3 of the Agreement shall be deleted in its entirety and replaced with the following.

8.3 Effect of Complete Termination. Notwithstanding anything to the contrary in Section 8.2, and subject to the requirements of Code Section 409A and Treasury Regulations §1.409A-3(j)(4)(ix), at certain times the Employer may completely terminate and liquidate the Agreement. In the event of a complete termination under subsection (a) or (c) below, the Employer shall pay the Executive the Accrued Benefit. In the event of a complete termination under subsection (b) below, the Employer shall pay the Executive the benefit described in Section 2.4. Such complete termination of the Agreement shall occur only under the following circumstances and conditions.

(a) Corporate Dissolution or Bankruptcy. The Employer may terminate and liquidate this Agreement within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that all benefits paid under the Agreement are included in the Executive’s gross income in the latest of: (i) the calendar year which the termination occurs; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(b) Change in Control. The Employer may terminate and liquidate this Agreement by taking irrevocable action to terminate and liquidate within the thirty (30) days preceding or the twelve (12) months following a Change in Control. This Agreement will then be treated as terminated only if all substantially similar arrangements sponsored by the Employer which are treated as deferred under a single plan under Treasury Regulations §1.409A-1(c)(2) are terminated and liquidated with respect to each participant who experienced the Change in Control so that the Executive and any participants in any such similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date the Employer takes the irrevocable action to terminate the arrangements.

(c) Discretionary Termination. The Employer may terminate and liquidate this Agreement provided that: (i) the termination does not occur proximate to a downturn in the financial health of the Employer; (ii) all arrangements sponsored by the Employer and Affiliates that would be aggregated with any terminated arrangements under Treasury Regulations §1.409A-1(c) are terminated; (iii) no payments, other than payments that would be payable under the terms of this Agreement if the termination had not occurred, are made within twelve (12) months of the date the Employer takes the irrevocable action to terminate this Agreement; (iv) all payments are made within twenty-four (24) months following the date the Employer takes the irrevocable action to terminate and liquidate this Agreement; and (v) neither the Employer nor any of its Affiliates adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations §1.409A-1(c) if the Executive participated in both arrangements, at any time within three (3) years following the date the Employer takes the irrevocable action to terminate this Agreement.

The Schedule A originally attached to the Agreement shall be replaced by the Schedule A attached hereto.

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have executed this Amendment as indicated below:

Executive	Bank

By:
	Its:	CLO - EVP

Salary Continuation Agreement

Schedule A

Robert R. Chapman, III

Birth Date: xx/xx/1962 Plan Anniversary Date: Dec. 31 Normal Retirement Date: 7/21/2027, Age 65 Normal Retirement Payment: Lump Sum		Early Termination Amount Payable In a Lump Sum at Separation of Service	Disability Amount Payable In a Lump Sum at Normal Retirement Age	Change in Control Amount Payable In a Lump Sum at Separation of Service	Death Amount Payable In a Lump Sum Upon Death

Values As Of	Age	Lump Sum Benefit	Lump Sum Benefit	Lump Sum Benefit	Lump Sum Benefit
10/1/2016	54	463,249	885,937	2,076,757	2,315,177
12/31/2016	54	493,846	930,426	2,093,332	2,315,177
12/31/2017	55	620,917	1,101,871	2,110,570	2,315,177
12/31/2018	56	755,826	1,263,357	2,128,497	2,315,177
12/31/2019	57	899,055	1,415,461	2,147,142	2,315,177
12/31/2020	58	1,051,119	1,558,729	2,166,532	2,315,177
12/31/2021	59	1,212,561	1,693,674	2,186,698	2,315,177
12/31/2022	60	1,383,961	1,820,779	2,207,671	2,315,177
12/31/2023	61	1,565,932	1,940,500	2,229,482	2,315,177
12/31/2024	62	1,759,127	2,053,265	2,252,166	2,315,177
12/31/2025	63	1,964,238	2,159,480	2,275,758	2,315,177
12/31/2026	64	2,181,999	2,259,524	2,300,293	2,315,177
7/21/2027	65	2,315,177	2,315,177	2,315,177	2,315,177

The first line represents the plan values as of October 1, 2016.

IF THERE IS A CONFLICT BETWEEN THIS SCHEDULE A AND THE AGREEMENT, THE TERMS AND PROVISIONS OF THE AGREEMENT SHALL PREVAIL. IF A TRIGGERING EVENT OCCURS REFER TO THE AGREEMENT TO DETERMINE THE ACTUAL BENEFIT AMOUNT BASED ON THE DATE OF THE EVENT.

Robert R. Chapman, III	By
Date 10-18-16	Title	EVP - CLO
	Date	October 18, 2016